Exhibit 10.4

Sysco Corporation 1390 Enclave Parkway Houston, Texas 77077 T 281.584.1390 sysco.com

PERSONAL AND CONFIDENTIAL

November 18, 2025

Greg Bertrand
Delivered via email: [* * * ]

Dear Greg:

We are pleased to present you with the Sysco leadership role of Strategic Advisor, reporting to me, with an effective date of January 1, 2026. Included in this agreement (hereinafter “Advisor Agreement”), are the details of this part time role, including the compensation and benefits you will be eligible for.

•In this Strategic Advisor role, you will no longer serve as an executive officer of the Company and will work approximately twenty (20) hours a week, on average, in support of projects as determined by me and/or my delegates.
•Your annual base salary will be $443,500 (less applicable tax withholdings).
•You will receive a one-time cash award valued at two hundred and fifty thousand dollars ($250,000) less applicable tax withholdings (the “Advisor Commencement Award”). The Advisor Commencement Award will be payable within 30 days of the commencement of this Advisor Agreement and is subject to your continued employment with Sysco.
•Your previously issued Long-term incentive (LTI) grants will continue to vest according to the vesting schedule set forth in your equity agreement, provided you remain employed with Sysco through the applicable vesting period. Going forward, you will not be eligible for additional / future equity grants.
•For FY2026, you will be eligible for a pro-rated portion of your bonus with actual payment based on your base salary earned during H1 of FY2026 (July 2025 – December 2025) and the Company’s financial performance. Eligibility for the AIP award is contingent upon your continued employment with Sysco through the time of payout for FY2026 annual incentives. You will not be eligible for AIP awards in future fiscal years.
•You will continue to be eligible for full Sysco benefits with medical, dental, vision, life/AD&D insurance.
•You will continue to be eligible to participate in the Sysco Corporation Employees 401(k) Plan.

Greg Bertrand

•In addition to Sysco’s standard employee benefits, you will continue to be eligible to participate in the following significant executive benefit programs: Management Savings Plan, Disability Income and additional group life and accidental death and dismemberment insurance coverage.
•You will serve in this role as Strategic Advisor for at least nine (9) months (until September 30, 2026). In the event the Company decides to end this part-time Strategic Advisor role prior to September 30, 2026, for any reason other than cause (as determined by Sysco at its sole discretion), you will be relieved of your work obligations for Sysco but remain employed and receive compensation and benefits through September 30, 2026.
Please be advised that by signing below you acknowledge that the changes to your work schedule and compensation do not constitute a “Change in Control Termination;” a material diminution in your authority, duties or responsibilities; or a material diminution in your annual based salary as defined by the letter you received from me dated June 13, 2020, regarding Benefits Upon Termination Under Certain Circumstances (“Severance Letter”). Please also be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate their employment at any time, with or without reason, and the company retains the same right.

Greg, we are excited to continue to have you on the Sysco team and look forward to your future contributions to the success of the Company. We appreciate your taking on this part time position to assist Sysco as you transition into retirement

If you have any questions, please contact me or Ron Phillips.

Sincerely,
/s/ Kevin Hourican

Kevin Hourican
Chair of the Board and Chief Executive Officer

Agreed and Accepted:                        Date:

/s/ Greg Bertrand                            11/21/2025
_____________________________________         ___________________
Greg Bertrand

cc:    Ron Phillips, Executive Vice President, Chief Human Resources Officer
    Jenn Schott, Executive Vice President, Chief Legal Officer & Secretary
    Jesse Stephan, Vice President, Total Rewards
    Mike Pultorak, Sr. Director, Executive Compensation and Mobility